UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 5, 2007

NEW YORK HEALTH CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-12451	11-2636089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1850 McDonald Avenue, Brooklyn, New York		11223
(Address of Principal Executive Offices)		(Zip Code)

(212) 679-7778
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Principal Financial Officer.

Effective February 5, 2007, Stewart W. Robinson was appointed to serve as the Company’s Chief Financial Officer on a part-time basis. The Company has agreed to pay Mr. Robinson on a per diem basis, with total compensation for the 2007 calendar year capped at $65,000 for 36 days up to a maximum of 45 days per calendar year. The parties anticipate that approximately 50% of Mr. Robinson’s time will be devoted to the Company’s fiscal 2006 year-end closing and audit. Mr. Robinson’s employment is terminable by either party on 30 days’ written notice.

Since November 1998, Mr. Robinson has been a partner-in-charge of SEC practice and quality control in the accounting firm of KBL, LLP and its predecessor. KBL, LLP is a Public Accounting Oversight Board (“PCAOB”) registered auditing and consulting firm concentrating in audits of small public companies and small to medium size private companies. Mr. Robinson was previously partner in-charge of litigation services and SEC auditing at several New York area accounting firms from 1984 through 1997. Mr. Robinson, 51, received a B.A. in Accounting from Queens College in 1977, attended Pace University Graduate School of Business for taxation and completed business valuation training at both the American Society of Appraisers and the National Association of Certified Valuation Analysts. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Robinson is also registered with the PCAOB under the name Stewart W. Robinson, CPA.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

10.1 Letter Agreement, dated as of February 5, 2007, between the Company and Stewart W. Robinson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK HEALTH CARE, INC.
(Registrant)

Date: February 5, 2007	By:	/s/ Murry Englard
Murry Englard
Title: Acting Chief Executive Officer